Aradigm Corporation Names Igor Gonda President, Chief Executive Officer

Appointment Complements Company's Re-Focus on Development and Commercialization of Its Pulmonary Products

HAYWARD, CA -- 08/10/2006 -- Aradigm Corporation (NASDAQ: ARDM) today announced that, as part of its new strategic focus on development and commercialization of products for prevention and treatment of respiratory disease, it has named Igor Gonda, Ph.D. as its President and Chief Executive Officer. Dr. Gonda will succeed Dr. Bryan Lawlis, Aradigm's current President and CEO, effective immediately. Accordingly, Dr. Gonda will maintain his position of Director with Dr. Lawlis stepping down from the Company's Board.

Speaking on behalf of Aradigm's Board of Directors, Chairman Virgil Thompson said, "Igor's long experience with the pulmonary sector of the pharmaceutical marketplace combined with his familiarity with Aradigm will play an essential role in putting rapidly into effect the company's new strategy to develop and commercialize its own pulmonary products. Aradigm's Board of Directors would like to thank Bryan Lawlis for his tenure both as Chief Operating Officer and as President and Chief Executive Officer. His experience within pharmaceutical operations was critical for Aradigm's successful completion of valuable partnering, supply and manufacturing arrangements. We would also like to thank Bryan for his assistance during this transition."

"From when he first joined Aradigm in 1995 as the Vice President of Research and Development to his Chairmanship of our Scientific Advisory Board and in his capacity as a non-executive Director, Igor has continued to be an important driving force behind the exploitation of our pulmonary technologies and the advancement of our respiratory products," said Dr. Bryan Lawlis. "Igor's recent experience as CEO of a new specialty pharmaceutical company, where he led its growth, will be also valuable in the strategic changes that need to be implemented at Aradigm."

Dr. Gonda has been a Director on Aradigm's Board since September 2001 and has served as Chairman of its Scientific Advisory Board. Most recently, he was Chief Executive Officer and Managing Director of Acrux Limited, a specialty pharmaceutical company based in Melbourne, Australia. Prior to joining Acrux, Dr. Gonda held the positions of Chief Scientific Officer and Vice President of Research and Development at Aradigm. Before joining Aradigm, Dr. Gonda was a Senior Scientist and Group Leader at Genentech and led the pulmonary delivery development of Pulmozyme® (recombinant human deoxyribonuclease) for the treatment of cystic fibrosis. Dr. Gonda also worked on treatments of pulmonary disease in universities in UK, US and Australia and participated as an executive and consultant in various industry and government organizations.

"I am pleased to return to Aradigm in this new capacity to lead the company in this important transition," said Dr. Igor Gonda, President and Chief Executive Officer of Aradigm. "Our goal is to focus Aradigm's resources on developing valuable medicines for respiratory disease. Our expertise will be directed in particular towards the products in our pipeline aimed at the prevention and treatment of cystic fibrosis, asthma and chronic obstructive pulmonary disease. In addition, we will continue to vigorously support our current valuable partnerships, including those for systemic delivery of drugs via the lung. Regarding Intraject®, our needle-free injector technology, we are now in the final stages of arrangements resulting from the strategic decision which will allow the company to fully focus on our core strengths in pulmonary delivery."

Aradigm combines its non-invasive delivery systems with novel formulations to create products that enable patients to comfortably self-administer biopharmaceuticals and small molecule drugs. Aradigm and its partner, Novo Nordisk, are in Phase 3 clinical trials of the AERx Diabetes Management System for the treatment of Type 1 and Type 2 diabetes. Other current development programs include partnerships and self-initiated programs in treatment or prevention of pulmonary hypertension, respiratory infections, asthma and smoking cessation. More information about Aradigm can be found at www.aradigm.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including clinical results, the timely availability and acceptance of new products, the impact of competitive products and pricing, the availability of funding from partners or capital markets, and the management of growth, as well as the other risks detailed from time to time in Aradigm Corporation's Securities and Exchange Commission (SEC) Filings, including the company's Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

Aradigm, AERx and Intraject are registered trademarks of Aradigm.

Pulmozyme is a registered trademark of Genentech.

Contact:
Christopher Keenan
Aradigm
(510) 265-9370